EXHIBIT 99.1


                                  PRESS RELEASE


For more information:

Sweetheart Cup Company Inc.
Hans H. Heinsen
Chief Financial Officer
410-363-1111


SWEETHEART CUP COMPANY INC. ANNOUNCES SUCCESSFUL COMPLETION OF EXCHANGE OFFER AND CONSENT SOLICITATION

Owings Mills, MD, April 2, 2003 -- Sweetheart Cup Company Inc. ("Sweetheart") announced today the expiration of its offer to exchange new 12% Senior Notes due 2004 ("New Notes") for all of its outstanding 12% Senior Subordinated Notes due 2003 ("Sweetheart Notes") and a consent solicitation to eliminate certain restrictive covenants and other provisions in the indenture governing the Sweetheart Notes. Sweetheart was advised by Wells Fargo Bank Minnesota, N.A., the exchange agent for the exchange offer and consent solicitation, that as of 5:00 p.m., New York City time, on April 1, 2003, a total of approximately $93 million in aggregate principal amount of Sweetheart Notes were tendered in the exchange offer and consent solicitation, representing approximately 85% of the aggregate principal amount of Sweetheart Notes outstanding.

Sweetheart has advised Wells Fargo that all validly tendered Sweetheart Notes have been accepted for exchange in the exchange offer and consent solicitation and that all of the conditions to the exchange offer and consent solicitation, including the condition that at least 90% of the aggregate principal amount of Sweetheart Notes outstanding be tendered, have been waived by Sweetheart or satisfied.

The indenture governing the New Notes will be executed by Sweetheart and Wells Fargo Bank Minnesota, N.A., as trustee, and the exchange of New Notes for Sweetheart Notes will take place on April 8, 2003. Payment of consent payments will be made promptly thereafter.

Interest on the New Notes will begin to accrue on April 8, 2003. Accrued interest on the Sweetheart Notes that have been tendered, as well as accrued interest on the New Notes, will be paid to holders of the New Notes on July 15, 2003.

Bear, Stearns & Co. Inc. acted as the dealer manager for the exchange offer and consent solicitation. D.F. King & Co., Inc. acted as information agent in connection with the exchange offer and consent solicitation.

THIS PRESS RELEASE IS FOR INFORMATION PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR SELL OR THE SOLICITATION OF AN OFFER TO BUY OR SELL ANY SECURITIES, AND SHALL NOT CONSTITUTE AN OFFER, SOLICITATION OR SALE OF ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFERING OR SALE WOULD BE UNLAWFUL.